Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 22, 2024, Advance Auto Parts, Inc (the “Company”, “AAP”, “we”, “our” and “us”) entered into a Sale and Purchase Agreement (the “Agreement”) to sell and transfer all issued and outstanding shares of the Worldpac, Inc. business (the “Business” or “Worldpac”) to an affiliate of the Carlyle Group (“Buyer”). Worldpac is an automotive aftermarket parts provider who primarily serves professional installers in North America. The sale was completed on November 1, 2024 (the "Transaction Date"). Pursuant to the Agreement, and subject to the terms and conditions thereof, the Company contributed all shares of Worldpac to the Buyer for an aggregate cash consideration of approximately $1.5 billion (the “Transaction”).

The following unaudited pro forma condensed consolidated financial statements as of and for the twenty-eight weeks ended July 13, 2024 have been derived from the unaudited consolidated financial statements of the Company. The unaudited pro forma condensed consolidated financial statements for the years ended December 30, 2023, December 31, 2022 and January 2, 2022 have been derived from the audited consolidated financial statements of the Company for the years then ended. The unaudited pro forma condensed consolidated statements of operations are presented to illustrate the Company’s results as if the Transaction occurred on January 3, 2021, the beginning of the earliest period presented and reflect the reclassification of Worldpac as Discontinued Operations for all periods presented. The following unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 13, 2024 reflects the Company’s financial position as if the Transaction had occurred on July 13, 2024. The adjustments in the “Additional Transaction Accounting Adjustments” column in the unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 30, 2023 and unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 13, 2024 give effect to the Transaction as if it had occurred as of January 1, 2023 and July 13, 2024.

The unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared in accordance with Article 11 of Regulation S-X, as amended, and are based upon management’s estimates utilizing the best available information and are subject to the assumptions and adjustments described below and in the accompanying notes to the unaudited Pro Forma Condensed Consolidated Financial Statements. They are not intended to be a complete representation of the Company’s financial position or results of operations had the Transaction occurred as of the periods indicated. In addition, the unaudited Pro Forma Condensed Consolidated Financial Statements are provided for illustrative and informational purposes only and are not necessarily indicative of the Company’s future results of operations or financial condition had the Transaction been completed on the date assumed. The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the year ended December 30, 2023 and the Company's Quarterly Report on Form 10-Q for the twenty-eight weeks ended July 13, 2024, as well as the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of such reports. The adjustments included within the “Worldpac Disposal” column of the unaudited Pro Forma Condensed Consolidated Financial Statements are consistent with the guidance for discontinued operations in accordance with accounting principles generally accepted in the United States of America. The Company's current estimates on a discontinued operations basis are preliminary and could change as the Company finalizes discontinued operations accounting to be reported in the Company's Quarterly Report on Form 10-Q for the forty weeks ended October 5, 2024.

Advance Auto Parts, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheets
As of July 13, 2024
(in thousands)

		Transaction Accounting Adjustments
	AAP Historical Consolidated	Worldpac Disposal (1)	Additional Transaction Accounting Adjustments	Notes	AAP Pro Forma
Assets:
Current assets:
Cash and cash equivalents	$479,418	$60,268	$1,500,000	(a)	$1,919,150
Receivables, net	847,609	198,567	—		649,042
Inventories, net	4,903,490	958,173	—		3,945,317
Other current assets	229,623	35,392	—		194,231
Total current assets	6,460,140	1,252,400	1,500,000		6,707,740
Property and equipment, net	1,579,886	82,134	—		1,497,752
Operating right-of-use assets	2,596,201	228,993	—		2,367,208
Goodwill	990,266	390,213	—		600,053
Other intangible assets, net	577,275	165,114	—		412,161
Other assets	86,038	1,088	—		84,950
Total assets	$12,289,806	$2,119,942	$1,500,000		$11,669,864

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$4,048,321	$642,126	$—		$3,406,195
Accrued expenses	694,970	52,212	242,783	(b) (c)	885,541
Other current liabilities	513,483	69,360	—		444,123
Total current liabilities	5,256,774	763,698	242,783		4,735,859
Long-term debt	1,787,867	—	—		1,787,867
Noncurrent operating lease liabilities	2,177,074	168,342	—		2,008,732
Deferred income taxes	375,658	6,698	(53,898)	(c)	315,062
Other long-term liabilities	85,681	—	—		85,681
Total liabilities	9,683,054	938,738	188,885		8,933,201

Stockholders’ Equity:
Preferred stock	—	—	—		—
Common stock	8	—	—		8
Additional paid-in capital	975,540	—	—		975,540
Treasury stock	(2,937,903)	—	—		(2,937,903)
Accumulated other comprehensive income	(44,531)	(12,162)	—		(32,369)
Retained earnings	4,613,638	1,193,366	1,311,115	(a) (b) (c) (d)	4,731,387
Total stockholders’ equity	2,606,752	1,181,204	1,311,115		2,736,663
Total liabilities and stockholders’ equity	$12,289,806	$2,119,942	$1,500,000		$11,669,864

Advance Auto Parts, Inc. and Subsidiaries Unaudited Pro Forma
Condensed Consolidated Statements of Operations
For the twenty-eight weeks ended July 13, 2024
(in thousands, except per share data)

		Transaction Accounting Adjustments
	AAP Historical Consolidated	Worldpac Disposal (1)	Additional Transaction Accounting Adjustments	Notes	AAP Pro Forma
Net sales	$6,089,307	$1,138,996	$—		$4,950,311
Cost of sales, including purchasing and warehousing costs	3,545,924	749,119	—		2,796,805
Gross profit	2,543,383	389,877	—		2,153,506
Selling, general and administrative expenses	2,385,610	338,398	—		2,047,212
Operating income	157,773	51,479	—		106,294
Other, net:
Interest expense	(43,543)	(221)	—		(43,322)
Other income (expense), net	7,720	(2,656)	—		10,376
Total other, net	(35,823)	(2,877)	—		(32,946)
Income before provision for income taxes	121,950	48,602	—		73,348
Provision for income taxes	36,947	11,538	—		25,409
Net income	$85,003	$37,064	$—		$47,939

Basic earnings per common share	$1.43				$0.80
Weighted-average common shares outstanding	59,590				59,590
Diluted earnings per common share	$1.42				$0.80
Weighted-average common shares outstanding	59,868				59,868

Advance Auto Parts, Inc. and Subsidiaries Unaudited Pro Forma
Condensed Consolidated Statements of Operations
For the Year Ended December 30, 2023
(in thousands,except per share data)

		Transaction Accounting Adjustments
	AAP Historical Consolidated	Worldpac Disposal (1)	Additional Transaction Accounting Adjustments	Notes	AAP Pro Forma
Net sales	$11,287,607	$2,078,532	$—		$9,209,075
Cost of sales, including purchasing and warehousing costs	6,764,105	1,415,139	—		5,348,966
Gross profit	4,523,502	663,393	—		3,860,109

Selling, general and administrative expenses	4,409,125	587,903	—		3,821,222
Operating income	114,377	75,490	—		38,887
Other, net:
Interest expense	(88,055)	(66)	—		(87,989)
Other income, net	5,525	3,601	—		1,924
Total other, net	(82,530)	3,535	—		(86,065)
Income before provision for income taxes	31,847	79,025	—		(47,178)
Provision for income taxes	2,112	19,266	—		(17,154)
Net income (loss)	$29,735	$59,759	$—		$(30,024)

Basic earnings (loss) per common share	0.50				(0.51)
Weighted-average common shares outstanding	59,432				59,432
Diluted earnings (loss) per common share	0.50				(0.50)
Weighted-average common shares outstanding	59,608				59,608

Advance Auto Parts, Inc. and Subsidiaries Unaudited Pro Forma
Condensed Consolidated Statements of Operations
For the Year Ended December 31, 2022
(in thousands, except per share data)

		Transaction Accounting Adjustments
	AAP Historical Consolidated	Worldpac Disposal (1)	Additional Transaction Accounting Adjustments	Notes	AAP Pro Forma
Net sales	$11,154,722	$2,005,848	$—		$9,148,874
Cost of sales, including purchasing and warehousing costs	6,222,487	1,306,483	—		4,916,004
Gross profit	4,932,235	699,365	—		4,232,870
Selling, general and administrative expenses	4,261,982	553,730	—		3,708,252
Operating income	670,253	145,635	—		524,618
Other, net:
Interest expense	(51,060)	(219)	—		(50,841)
Loss on early redemptions of senior unsecured notes	(7,408)	-	—		(7,408)
Other expense, net	(7,423)	(1,247)	—		(6,176)
Total other, net	(65,891)	(1,466)	—		(64,425)
Income before provision for income taxes	604,362	144,169	—		460,193
Provision for income taxes	139,960	40,303	—		99,657
Net income	$464,402	$103,866	—		$360,536

Basic earnings per common share	$7.70				$5.97
Weighted-average common shares outstanding	60,351				60,351
Diluted earnings per common share	$7.65				$5.94
Weighted-average common shares outstanding	60,717				60,717

Advance Auto Parts, Inc. and Subsidiaries Unaudited Pro Forma
Condensed Consolidated Statements of Operations
For the Year Ended January 1, 2022
(in thousands, except per share data)

		Transaction Accounting Adjustments
	AAP Historical Consolidated	Worldpac Disposal (1)	Additional Transaction Accounting Adjustments	Notes	AAP Pro Forma
Net sales	$10,997,989	$1,858,576	$—		$9,139,413
Cost of sales, including purchasing and warehousing costs	6,074,039	1,210,549	—		4,863,490
Gross profit	4,923,950	648,027	—		4,275,923
Selling, general and administrative expenses	4,101,585	521,434	—		3,580,151
Operating income	822,365	126,593	—		695,772
Other, net:
Interest expense	(37,791)	(79)	—		(37,712)
Other (expense) income, net	(2,081)	2,461	—		(4,542)
Total other, net	(39,872)	2,382	—		(42,254)
Income before provision for income taxes	782,493	128,975	—		653,518
Provision for income taxes	185,878	35,388	—		150,490
Net income	$596,615	$93,587	$—		$503,028

Basic earnings per common share	$9.32				$7.86
Weighted-average common shares outstanding	64,028				64,028
Diluted earnings per common share	$9.25				$7.80
Weighted-average common shares outstanding	64,509				64,509

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited proforma condensed financial statements include the following pro forma adjustments:

Worldpac Disposal Transaction Accounting Adjustments:

(1) These adjustments reflect the elimination of assets, liabilities and operations attributable to the Worldpac business. The disposal will meet the criteria to be presented as discontinued operations in accordance with ASC 205-20, Presentation of Financial Statements – Discontinued Operations.

Additional Transaction Accounting Adjustments:

(a)Reflects $1.5 billion of estimated cash consideration received from the Buyer from the disposal of the Worldpac business. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Agreement.

(b)Reflects an estimated $26 million of additional Transaction advisory and professional fees to be incurred subsequent to July 13, 2024. A total estimate of $33 million of Transaction advisory and professional fees is expected to be incurred through Transaction close.

(c)Reflects approximately $217 million of estimated current income tax payable associated with the taxable gain from the Transaction and a $54 million reduction of deferred tax liability related to the Transaction. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the period presented.

(d)Reflects an estimated gain of $319 million related to its sale of Worldpac business based on the estimate of $1.5 billion of consideration less Worldpac net assets as of July 13, 2024. The actual gain recorded upon close may be subject to change and will be based on amounts as of the close date. Since the unaudited pro forma consolidated statements of operations only include continuing operations, the estimated gain on sale is not included in any period presented.

In connection with the Transaction, the Company and Worldpac entered into supply agreements that are expected to result in sales and purchases between the two parties. The amount of such sales and purchases following the Transaction date are dependent on future events and not reasonably estimated at this time and not reflected within these unaudited Pro Forma Condensed Consolidated Financial Statements. The supply transactions, which represent products sold by Worldpac to the Company, are expected to continue subsequent to the Transaction and will be recorded as third-party expenses in the consolidated statement of operations of Advance Auto Parts, Inc.

As part of the supply chain financing agreement, the Company has agreed to provide a letter of credit of up to $200 million for up to 12 months after the Transaction Date as credit support. This letter of credit will reduce to zero no later than 24 months after Transaction Date. The impacts of such letter of credit following the Transaction date are not expected to have a material impact and are not reflected within these unaudited Pro Forma Condensed Consolidated Financial Statements.

Additionally, in connection with the Transaction, the Company and Worldpac entered into a transition services agreement and reverse transition services agreement whereby the Company and Worldpac will each provide certain post-closing services to each other on a transitional basis. Such agreements are not expected to have a material impact on the periods presented in these unaudited Pro Forma Condensed Consolidated Financial Statements.